Exhibit 99.1

Technical Communications Corporation Reports Results for the Fiscal Quarter Ended December 28, 2013

CONCORD, Mass.--(BUSINESS WIRE)--February 7, 2014--Technical Communications Corporation (NasdaqCM:TCCO) today announced its results for the first quarter of its 2014 fiscal year. For the quarter ended December 28, 2013, the Company reported net income of $184,000 or $0.10 per share, on revenue of $2,509,000, compared to a net loss of $(310,000), or $(0.17) per share, on revenue of $1,597,000 for the quarter ended December 29, 2012.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, “During the quarter, we shipped the balance of our large production contract to the U.S. Army Communications and Electronics Command to upgrade the DSD 72A-SP military bulk encryption system currently in use by the Government of Egypt. We also received $955,000 in orders for our DSP 9000 radio encryption system from a U.S. radio manufacturer for deployment into Afghanistan.”

“Our traditional government products continue to be in demand and sales of these products accounted for the majority of revenues during the quarter. At the same time, we continue to ramp up marketing efforts for our new secure voice and data products, and have had positive market response to date.”

“Revenues for the balance of fiscal 2014 are difficult to predict due to delays in the award of certain foreign and domestic procurements currently in process. We nevertheless remain confident that the release of our new data and voice products will result in improved future revenue and profitability.”

During fiscal 2014 the Company is focusing technical efforts on three principal areas: development of solutions that meet the needs of original equipment manufacturers; product enhancements that include expanded features, planned capability and applications growth; and custom solutions that tailor our products to meet the unique needs of our customers.

About Technical Communications Corporation

For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended September 28, 2013 and the “Risk Factors” section included therein.

Technical Communications Corporation

Condensed consolidated income statements

	Quarter Ended (Unaudited)
	12/28/2013	12/29/2012
Net sales	$2,509,000	$1,597,000
Gross profit	1,720,000	1,102,000
S, G & A expense	707,000	778,000
Product development costs	762,000	855,000
Operating income (loss)	251,000	(532,000)
Income tax expense (benefit)	73,000	(214,000)
Net income (loss)	184,000	(310,000)
Net income (loss) per share:
Basic	$0.10	$(0.17)
Diluted	$0.10	$(0.17)

Condensed consolidated balance sheets
	12/28/2013 (Unaudited)	9/28/2013 (derived from audited financial statements)
Cash and marketable securities	$6,190,000	$4,581,000
Accounts receivable, net	294,000	1,376,000
Inventory	2,214,000	2,619,000
Deferred & refundable income taxes	1,546,000	1,618,000
Other current assets	158,000	225,000
Total current assets	10,402,000	10,419,000
Marketable securities	1,454,000	1,463,000
Property and equipment, net	434,000	469,000

Total assets	$12,290,000	$12,351,000

Accounts payable	214,000	262,000
Accrued expenses and other current liabilities	436,000	667,000
Total current liabilities	650,000	929,000
Total stockholders’ equity	11,640,000	11,422,000
Total liabilities and stockholders’ equity	$12,290,000	$12,351,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com